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                                                                    EXHIBIT 12.2

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES
   STATEMENT RE: COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

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
                                          YEAR ENDED
                                           MAY 31,
                                             1995
                                          ----------
EARNINGS FROM CONTINUING OPERATIONS
Income before income taxes..............   $  400.0
Less:
  Equity in earnings of unconsolidated
   affiliates...........................       27.7
Add:
  Cash dividends received...............        8.3
  Portion of rents representative of
   interest.............................       35.0
  Interest, net of capitalized
   portion..............................      330.3
  Amortization of previously capitalized
   interest.............................        4.0
                                          ----------
Earnings, as adjusted...................   $  749.9
                                          ----------
                                          ----------
FIXED CHARGES:
Interest, net of capitalized portion....   $  330.3
Capitalized interest....................        6.2
Portion of rents representative of
 interest...............................       35.0
                                          ----------
    Total fixed charges.................   $  371.5
                                          ----------
                                          ----------
RATIO OF EARNINGS TO FIXED CHARGES......        2.0x
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